Exhibit 10.19

June 18 2024

Richard Tremblay

1010 De La Gauchetière Street West, Suite 400 Montreal, Quebec, H3B 2N2 Canada

T 514-875-2160 resolutefp.com

Subject: Terms and Conditions of Employment with Resolute Forest Products Inc.

Dear Richard,

I am pleased to confirm your appointment as President, Pulp and Tissue (Paper Excellence Group), reporting directly to the Management Board. This position is based in Montreal. The terms and conditions of this offer are described below.

Date of appointment

The effective date of the assignment was the date on which the Company announced your appointment.

Annual Base Salary

As of your date of appointment, your base salary will be at an annual rate of $490,000 USD less applicable deductions and payable semi-monthly by direct deposit.

As you know, merit increase awards are at the sole discretion of the Company. In 2025, you will be eligible for a salary review.

As we discussed, the Company is currently reviewing the overall compensation and benefits offerings for all salaried employees, and as such, all terms and conditions of President, Pulp and Tissue (Paper Excellence Group) are not yet completely finalized. Once the overall compensation and benefits program for the position of President, Pulp and Tissue (Paper Excellence Group) are finalized, the detailed terms and conditions for this role will be given to you in a revised formal offer letter, which will be provided in the coming months. It is agreed that any modification to any compensation and benefits element, will not have the effect of reducing your total compensation (should any reduction impact one compensation component, other components will be increase to keep the same total compensation).

Short Term Incentive Plan – no change

As of the date of appointment, the target incentive under the short term incentive plan (as adopted by the Company from time to time) for your salary grade will remain 100 % of your annual base salary.

Long Term Incentive Plan – no change

As of the date of appointment, the target incentive under the long term incentive plan (as adopted by the Company from time to time) for your salary grade will remain 125 % of your annual base salary.

Retirement Plan – no change

As of the date of appointment, you will continue to participate in the Company’s Defined Contribution Pension Plan applicable to employees of the Company and to the DC Make-Up program applicable to key personnel, as such terms are in effect from time to time.

Benefits – no change

As of the date of appointment, you will continue to benefit from the current programs, including the health and benefit plan, the annual lump sum of $12,000USD, annual medical examination for yourself and your spouse for a maximum value of $4,000 per year, vacation and holidays.

Indemnification – no change

As of the date of appointment, you will continue to benefit from the indemnification policy and the terms of any existing separate indemnification agreement with the Company.

Severance Policy (Appendix A) – no change

As of the date of appointment, you will continue to benefit to all the rights and remain subject to all the obligations under the 2022 letter agreement between you and the Company amending certain changes to the terms and conditions of your entitlements under the Company’s Severance Policy – Chief Executive Officer and Direct Reports (the “Enhanced Severance Letter relating to the CEO/DR Severance Policy”).

Retention Bonus (Appendix B) – no change

As a reward for your contribution to the Company’s success and to provide an incentive for you to remain with the Company (or its successor) following the merger effective date, you will be eligible to receive a retention bonus, in accordance with separate documentation to be provided to you, which will generally be subject to the terms and conditions set forth on Appendix B.

As per the enclosed Retention Bonus agreement, your 2024 and 2025 payments will be paid using your annual base salary in effect at the time of each of these payments.

2025 Retention Bonus

Provided that you remain actively employed by the Company in good standing, you will be entitled to a retention incentive in the amount of $200,000 USD (less required and authorized deductions) paid March 2026. You understand and agree that you are eligible to receive a Retention Incentive only if you have been actively employed for the year and remain actively employed through to the date that payment is made. For the purposes of this agreement, “active employment” means that you are actively performing duties for the Company or on approved vacation or other approved leave of absence. You understand that your eligibility to accrue or receive Retention Incentive, ends as of the date you give or receive notice of termination of employment for any reason regardless of whether you remain employed after of such notice and does not extend into any period of notice, whether required by this agreement or common law. The Company has the discretion to completely replace the retention incentive specified in this paragraph with an LTIP plan substantially similar in amount, or to make adjustments to your LTIP based on the amount of the retention incentive specified in this paragraph for which you are eligible.

Confidentiality

Your compensation is a personal matter. Resolute Forest Products’ policy is to maintain the strictest confidentiality in the area of compensation; therefore, we ask you not to discuss your compensation particulars with others.

Please note that the terms and conditions of your employment, and the terms and conditions of any plan, program or arrangement of the Company, are subject to change at any time, in accordance with their terms, except as may be provided in any separate individual agreement with you (including, without limitation, the Enhanced Severance Letter relating to the CEO/DR Severance Policy).

Bo Falco

If you have any questions, please contact me. Sincerely,

Sr. Director, Paper Excellence Group Executive Compensation & Benefit

I have read the herein letter and hereby accept these terms and conditions.

Richard Tremblay Date

Encl:

Appendix A: Severance Policy – Chief Executive Officer and Direct Reports Enhanced Severance Letter relating to the CEO/DR Severance Policy Appendix B: Retention Bonus Summary of Material Terms